Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

May 17, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 17, 2002 of RDO Equipment Co. and Subsidiaries to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP


/s/ Brent G. Blackey
------------------------------------
By
Brent G. Blackey

PEF


Copy to: Ronald D. Offutt, Chairman of the Board, Chief Executive Officer
                           and President
                  Steven B. Dewald, Chief Financial Officer